Exhibit 10(v)

Notification Date: October 3, 2017

SEPARATION AGREEMENT & RELEASE

This is an Agreement between the General Electric Company (the “Company”) and Jeffrey Bornstein (the “Employee”).

1.	Separation Date and Consideration/Other Payments.

a.
Separation Date. The Employee’s employment with the Company will end on December 31, 2017 (the “Separation Date”). Until the Separation Date, the Company will pay the Employee his regular salary and benefits and the Employee will continue to perform his regular duties or other duties as assigned by the Chief Executive Officer of the Company.

b.
Severance Pay. The Company will pay the Employee an amount equal to his regular salary on the Company’s regular pay dates until the earlier of the date he starts full-time employment with another employer or December 31, 2018 (this period is the “Severance Period”). During the Severance Period, the Employee must be available to provide reasonable transition assistance and answer questions related to his Company employment. The Employee agrees to notify the Company’s Senior Vice President, Human Resources as soon as he accepts full-time employment with another employer, and Employee agrees that any adjusted Severance Period due to new employment remains sufficient consideration for this Agreement. Severance Pay will not be considered as compensation under the Company’s benefit plans.

c.
Paid Time Off. The Employee understands and agrees that the consideration provided in this Agreement includes any paid time off and that he will not receive any payment for unused or accrued paid time off of any kind.

d.
Health Benefits. Following the Separation Date, the Employee can elect COBRA health care continuation coverage. If he timely does so, his cost for such coverage during the Severance Period will be the same amount as if he had remained actively employed, and such costs (premiums) will be deducted from any severance payments during the Severance Period. Following the Severance Period, the Employee will be solely responsible for the full cost of COBRA coverage, which the Employee must pay directly to the COBRA Administrator. Except as otherwise provided in this paragraph, the Company’s regular COBRA rules and procedures will apply.

e.	Life Insurance. Effective March 30, 2018, the Company will discontinue premium payments on behalf of the Employee under the Executive Life, Senior Executive Life and Leadership Life Insurance Plans.

f.
Annual Executive Incentive Plan (AEIP). AEIP for the current AEIP Plan year will be reviewed and determined during the regular AEIP process by the Company and a payment of AEIP, if any, will be made in accordance with usual Company procedures.

g.
Stock Options. Any stock option grants the Employee has not held for at least one year as of the Effective Date will be cancelled. Any other options that would otherwise vest in the same calendar year as the Separation Date and the next two calendar years will be vested as soon as practicable following the Separation Date. The Employee can exercise all vested options until the earlier of their expiration date(s) or the end of the second calendar year following the Separation Date. If the Employee dies before the date a vested option will expire, the option will expire on the earlier of two years after death or the original expiration date.

h.
Restricted Stock Units (RSUs). Any RSU grants the Employee has not held for at least one year as of the Effective Date will be cancelled. The restrictions on any other RSUs that would normally lapse in the same calendar year as the Separation Date or during the next two calendar years will lapse (i.e., those RSUs will be vested) as soon as practicable following the Separation Date.

i.
Performance Stock Units (PSUs). Any PSU grants the Employee has not held for at least one year as of the Effective Date will be cancelled. The restrictions on any other outstanding PSUs will lapse contingent upon satisfying the performance conditions and other provisions set forth in such PSUs, and to the extent earned, will be payable in accordance with normal Company procedures.

j.	Executive Deferred Salary Plans. Payments from any Executive Deferred Salary Plan in which the Employee participated will be made after the Separation Date in accordance with the rules of the Plan.

k.	Deferred Incentive Compensation/AEIP. Employee’s deferred Incentive Compensation and/or deferred AEIP, if any, will be paid out in accordance with the rules of the applicable program.

l.	Allowance. The Employee will receive the Allowance described in the ALLOWANCE EXHIBIT to this Agreement.

m.
2016-18 Long-Term Performance Award (LTPA). The Employee will be eligible to receive a pro rata payment under the 2016-18 LTPA Program equal to 24/36 of the award the Employee would have been eligible to receive if he remained employed during the entire award period. The payout will be based on factors set forth in the original performance award granted to the Employee and the payout, if any, will be paid at the end of the LTPA award period in accordance with the terms of the Program.

n.
Company Car. The Employee may continue using the Company-provided car in his possession until the Separation Date, at which time he may purchase the car at its market value (as determined by the Company’s fleet services provider) or return the car to the Company.

o.	Financial Planner. The Employee may continue to avail himself of the services of a financial planner until the Separation Date.

2.	Employee Acknowledgments and Representations. The Employee acknowledges, represents and agrees:

a.
Receipt of Wages and Benefits. Except as stated above, Employee agrees that he has received all wages and compensation, including but not limited to overtime compensation, due to him. He is not entitled to any other payments of any kind, including to the payments and benefits he is receiving under this Agreement, except as a result of his agreement to the terms herein. Employee agrees that those payments and benefits are sufficient consideration for this Agreement.

b.	Taxes & Withholdings. All payments and benefits received under this Agreement are subject to applicable taxes and withholdings.

c.
Time to Review & Revoke. The Employee has 21 days to consider this Agreement, and his waiver of rights under the Age Discrimination in Employment Act, as amended, before signing it, and can revoke this Agreement within 7 days after signing it by sending written notice of that revocation to the Company’s Senior Vice President, Human Resources (the day following this revocation period is the “Effective Date” of this Agreement). Employee also agrees that he has had the opportunity to consult with an attorney of his choice before signing it.

d.
Disclosure of Past and Present Claims. The Employee is not aware of (or has already disclosed to the Company) any information he has or knows about conduct by the Company or any of the Releasees that he has any reason to believe violates or may violate any domestic or foreign law or regulation or Company policy, or involves or may involve false claims to the United States.

e.
Alternative Dispute Resolution. The Employee agrees that his agreement to Solutions or any applicable prior internal Company alternative dispute resolution process (for purposes of this Agreement collectively called “Company ADR”) remains in effect. Employee further agrees to submit to the Company ADR any claims not released by this

Agreement and covered by the Company ADR, or any claims that arise after the date the Employee signs this Agreement, to the maximum extent permitted by law, including but not limited to, disputes about the Agreement itself. The Employee understands he is giving up the right to a jury trial for such claims and that all such claims submitted to final and binding arbitration pursuant to the Company ADR will be decided solely by an arbitrator. Employee may ask the Company’s Senior Vice President, Human Resources for another copy of the Company ADR process.

f.
Company’s Reliance on Employee Representations. The Employee understands that the Company is relying on the Employee’s representations and obligations contained in this Agreement, including but not limited to his Release of Claims.

g.	Existing Restrictive Covenants. Employee agrees that any existing Non-Solicitation agreement and/or Non-Compete agreement to which he is a party shall continue in full force and effect.

3.
Confidentiality. Unless compelled by law to do so, the Employee has not and will not, disclose the fact of, terms and conditions of, or amounts in this Agreement to anyone other than his spouse, legal or financial advisor, or U.S. governmental officials who seek such information as part of their official duties. If a third-party requests or demands that the Employee disclose or produce this Agreement or any terms or conditions in it, the Employee will not take any action related to such request or subpoena without first notifying the Company and giving it a reasonable opportunity to respond.

4.
Release of Claims. In return for the consideration provided by this Agreement, the Employee, his heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA)) that the Employee may have against Releasees (defined below), which arise from or relate to his employment and/or the termination of his employment with the Company. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Employee on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity/expression, age, disability, veteran status or other characteristic or activity protected by law, violated any GE policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay him damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state (including the Massachusetts Wage Act) or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Release does not waive any rights or claims that may arise after the date he executes this Agreement, or that cannot be lawfully released. This Release does not modify or affect any vested benefits to which the Employee may be entitled under the terms of the GE Pension Plan and/or GE Retirement Savings Plan.

This Release is not intended to prevent or discourage the Employee from filing a claim or charge or participating in an investigation or proceeding of a governmental agency, including any state or federal fair employment practices agency and law enforcement authorities, but he is waiving all rights to monetary, injunctive or other personal relief that may result from that process to the maximum extent permitted by law; provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that precludes such a waiver. The Employee also understands that this Release does not prohibit him from discussing his compensation with others; or reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

5.
Employee Availability. The Employee agrees to make himself reasonably available to the Company to respond to requests for information related to his employment with the Company. The Employee will fully cooperate with the Company in connection with existing or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature. The Company will reimburse the Employee for reasonable out-of pocket expenses he incurs as a result of such cooperation. For purposes of this provision, the Company agrees that any request for cooperation that prevents or impedes the Employee’s ability to secure or maintain gainful employment will not be deemed reasonable.

6.
Non-Disparagement. The Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements or take any actions that disparage or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. The Employee understands that nothing in this paragraph prevents him from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities.

7.
Return of Company Property. The Employee agrees that he has, or will have, as of the Separation Date, returned to the Company all Company property or equipment in his possession, including but not limited to: any documents (whether in electronic or hard copy), computer, computer related hardware, external data storage or other memory device, phone, tablet, printer, scanner, credit card, keys, and security badge assigned to him. The Employee agrees that as of the Separation Date he will have submitted the appropriate T&L expense reports for any expenses on his corporate credit card.

8.
Confidential Information. The Employee acknowledges that the Employee Innovation and Proprietary Information Agreement (“EIPIA”) he signed will remain in full force and effect. The Employee understands that nothing herein prevents the Employee from disclosing a trade secret or other confidential and proprietary information of the Company (“Confidential Information”) when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court. The Employee represents that he has not and will not copy, transfer or take any GE Confidential Information to any external storage device, external personal email or disclose in any other manner without written approval by the Company’s Senior Vice President, Human Resources. GE Confidential Information includes but is not limited to documents and data containing work product that the Employee or others prepared for the Company during his employment. Confidential Information does not include materials of a solely personal or social nature or documents that relate to Company-provided compensation or benefits received by the Employee or his dependents. If the Employee has any questions regarding what he can/cannot copy, transfer or take, he will raise those questions to the Company’s Senior Vice President, Human Resources prior to signing this Agreement. If the Employee has previously copied, transferred or taken Confidential Information, he will tell the Company, permit the Company to retrieve such information in a forensically sound manner, and allow and/or assist the Company, or its designee, to permanently delete the data from his personal computer or other storage.

9.
Non-Solicitation. Employee agrees that up until the Separation Date and continuing for one year (12 months) following that date, he will not, without prior written approval from the Company’s Senior Vice-President, Human Resources: (a) directly or indirectly solicit or encourage any person who is an employee of the Company to terminate his or her employment relationship with, or accept any other employment outside of, the Company; (b) directly hire, or recommend or cause to be hired by an entity for which the Employee works, any person who is, or was within twelve (12) months before or after the Separation Date, an employee of the Company; or (c) provide any non-public information regarding an employee of the Company to any external person in connection with employment outside the Company, including, but not limited to, recruiters and prospective employers.

10.
Non-Competition. The Employee agrees that for one year (12 months) following the Separation Date, he will not enter into an employment or contractual relationship, either directly or indirectly, to provide services to any major competitor with revenue in excess of 10B without the express written consent of the Company.

11.
Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee fulfilling his obligations under this Agreement. Employee acknowledges and agrees that any material breach by him of the obligations under this Agreement, if such breach is not cured within 10 days of the Company providing notice to him of such breach, inevitably would cause substantial and irreparable damage to the

Company and its subsidiaries, for which money damages may not be an adequate remedy.  Accordingly, Employee acknowledges and agrees that the Company will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. If the Company proves a breach in court or arbitration, the Employee shall indemnify and hold the Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement as well as repay all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law, disproportionate to the Employee’s established violation, or would result in the invalidation of the release above.

12.
Severability of Provisions. If a court or arbitrator holds that any provision in this Agreement is legally invalid or unenforceable, and cannot be modified to be enforceable, the affected provision will be stricken from the Agreement and the remaining terms of the Agreement and its enforceability shall remain unaffected.

13.
Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties or interest under those rules. Accordingly, the Company will modify this Agreement to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest. In the unlikely event that this need arises, the Company will take reasonable efforts to provide advance notice to the Employee. All payments under this Agreement will be delayed to the extent necessary to comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-50 officers determined in accordance with Company rules).

14.
Benefits Plans. The Company reserves the right to terminate, amend, suspend, replace or modify any of its benefit plans and compensation programs at any time and for any reason, and the Employee will be subject to any such termination, amendment, suspension, replacement, or modification. If a plan or program is terminated, the Employee will not receive any further benefits under that plan/program, other than payment for benefits for services or coverages incurred before it was terminated. In addition, to the extent any of the provisions in this Agreement are inconsistent with the terms and conditions of any Plan document, Award Agreement or Grant Agreement, the provisions in those documents shall be controlling. This paragraph shall not alter any vested benefits to which the Employee may be entitled under the terms of the GE Pension Plan and/or GE Retirement Savings Plan.

15.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties. The parties agree they have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement, other than as described in this Agreement. Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by the Employee and an authorized employee or agent of the Company.

16.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York.

17.	Format. The Employee and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so voluntarily and intentionally.

Jeffrey Bornstein		GENERAL ELECTRIC COMPANY

/s/ Jeffrey Bornstein	By:	/s/ Alexander Dimitrief
Date: 10-4-17	Date:	10-5-2017
SSO: 203009393

ALLOWANCE EXHIBIT

Deferred Termination Allowance
Employee must sign both the Agreement and the Allowance Exhibit to receive the allowance.
Name: Jeffrey Bornstein        SSO No. 203009393
I hereby agree to accept a deferred termination allowance (the “Allowance”), the effect of which is to vest me in the pension I would have earned under the GE Supplementary Pension Plan had I satisfied the age 60 eligibility condition as of my Separation Date. This Allowance will be based on my compensation history as of the Separation Date and pensionable service through the Severance Period, and will be payable starting as of the first day of the month following my attainment of age 60. If I die before this Allowance begins and a pre-retirement survivor annuity is payable to my surviving spouse under the GE Pension Plan, a pre-retirement survivor annuity will be payable in accordance with the GE Supplementary Pension Plan based on this Allowance. I understand that the present value of this Allowance represents wages that are subject to Social Security and Medicare taxes, which I will be obligated to pay at age 60. I agree that I am responsible for my share of these and all other applicable taxes that may apply at any time. I understand that the granting of this Allowance is conditioned upon my electing optional retirement to begin on the first of the month following the attainment of age 60 under the GE Pension Plan, upon my agreement not to withdraw my contributions plus interest credited thereon under that Plan and upon my agreement not to elect the accelerated payment option under that Plan.
I understand that this Allowance may be terminated at any time by the Management Development and Compensation Committee of the Board of Directors if the Committee in its sole discretion determines that I or, after my death any surviving spouse, has acted or is acting in any way that is materially harmful to the interests of the Company. In any event, this Allowance will be terminated if I am reemployed by the Company or any of its affiliates or subsidiaries.

Signed /s/ Jeffrey Bornstein	Dated:	10-4-17
Jeffrey Bornstein